Exhibit 99.1

[AVANIR Pharmaceuticals Logo]

AVANIR ANNOUNCES THE INTENDED ACQUISITION OF
A PRIVATE SPECIALTY PHARMACEUTICAL COMPANY

San Diego, May 23, 2006 — Avanir Pharmaceuticals (NASDAQ: AVNR) announced today that it has entered into a definitive agreement with the shareholders of Alamo Pharmaceuticals, LLC (Alamo) to purchase the Company. Closing is subject to the assumption of debt by the principal shareholder and certain other provisions. Alamo is a privately owned specialty pharmaceutical company with a sales force of approximately fifty representatives currently marketing FazaClo® (clozapine, USP), the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder.

“FazaClo is an excellent strategic fit for Avanir and acquiring Alamo is an important step forward as we move towards becoming an integrated pharmaceutical company,” said Eric K. Brandt, President and Chief Executive Officer of Avanir. “With this acquisition, we significantly enhance our portfolio by adding a marketed CNS product.  In addition, Alamo’s organization will augment our commercialization capabilities by adding an experienced sales force calling on a base of physicians that overlap with our targeted physicians for Neurodex™, which is under priority review at the U.S. Food and Drug Administration for the treatment of Involuntary Emotional Expression Disorder (IEED). In addition to the attractiveness and potential of FazaClo, the combined organizational capabilities provide a stronger platform for acquiring/licensing other CNS products.”

Immediately upon the close of the transaction, Alamo’s sales force will continue to promote FazaClo and will begin market development activities focused on increasing the awareness of IEED. In addition to Alamo’s sales force, Alamo employs a FazaClo Patient Registry team that is composed of dedicated healthcare, registry, call center, administrative support and data management professionals. These individuals will provide IEED disease state awareness and clinical support of Neurodex.

The upfront acquisition cost of approximately $29 million (excluding transaction costs), consists of approximately $4 million in cash and approximately $25 million in notes. The initial consideration represents approximately three times the current annualized monthly run rate of FazaClo sales. The notes are generally due in three years, with approximately $14 million of the total amount of the notes subject to acceleration at the request of the holder under certain conditions, in which case Avanir may repay accelerated amount in cash or with common stock. In addition, if certain sales milestones are achieved, Avanir will be required to pay up to an additional $40 million.

Conference Call and Webcast In formation
Avanir will host a conference call and webcast on Tuesday May 23 at 4:30 P.M. ET to discuss the details of the transaction. It is recommended that you go to Avanir’s website at least 10 minutes in advance of the webcast to download any applicable software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days, and a phone replay will be available through May 30, 2006, by dialing 800-642-1687 (domestic) and 706-645-9291 (international) and entering the pass-code 9646497.

About FazaClo
Of the two million Americans who suffer from schizophrenia, approximately 20% are termed treatment-refractory because they derive little or no benefit from conventional antipsychotic medications. FazaClo® (clozapine, USP), is indicated for the management of severely ill schizophrenic patients who fail to respond adequately to standard drug treatment for schizophrenia and is indicated for reducing the risk of recurrent suicidal behavior in patients with schizophrenia or schizoaffective disorder who are judged to be at chronic risk for re-experiencing suicidal behavior, based on history and recent clinical state FazaClo is an innovative tablet that uses the proprietary OraSolv® technology licensed from CIMA LABS INC. FazaClo is designed to disintegrate in the mouth in about 15 to 30 seconds with a pleasant mint flavor and is then swallowed reflexively in saliva. This advantage may be important in treating a disease such as schizophrenia since any barrier may present significant impedance for the patient. Because of the risk of agranulocytosis and granulocytopenia associated with the use of clozapine, Alamo Pharmaceuticals has developed the FazaClo Patient Registry. Prescribing health care practitioners, dispensing pharmacists and FazaClo patients must be registered in the FazaClo Patient Registry, which will compare patient information against the National Non-Rechallenge Masterfile and maintain a continuing record of total white blood cell (WBC) counts and absolute neutrophil count (ANC) values and related information for all patients who receive the FazaClo brand of clozapine. Please see full Prescribing Information including BOXED WARNINGS regarding agranulocytosis, seizures, myocarditis, dementia-related psychosis in elderly patients, and other adverse cardiovascular and respiratory effects.

About Neurodex
Neurodex™ is a combination of two well-characterized compounds, the active ingredient dextromethorphan, and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. The first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways, through presynaptic inhibition of glutamate release via sigma-1 receptor agonist activity, and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity.

About AVANIR
Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced and published positive results from the two required Phase III clinical trials for Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder currently under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

About Alamo
Alamo Pharmaceuticals, LLC is a privately held specialty pharmaceutical company headquartered in California with operations in New Jersey.

Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.  There can be no assurance that Neurodex will receive FDA regulatory approval or that even if such regulatory approval is received, Avanir will be able to market Neurodex successfully.  Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the company.  Risks and uncertainties also include risks relating to future FazaClo sales, as well as the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com